AMENDMENT NO. 4 TO THE AMENDED AND RESTATED TRUST INSTRUMENT

MASTER TRUST

Pursuant to Article IV, Section 1 and Article XI, Section 8 of the Amended and Restated Trust Instrument of Master Trust (the “Trust”), dated as of June 12, 2007, amended and restated as of February 13, 2008 and July 16, 2009, and amended as of May 20, 2015, September 22, 2015 and November 18, 2015, the Amended and Restated Trust Instrument of the Trust is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

ESG Prime Master Fund

Government Master Fund

Prime CNAV Master Fund

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

CERTIFICATE

I, Keith A. Weller, Vice President and Secretary of Master Trust, hereby certify that: (i) this Amendment No. 4 to the Amended and Restated Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on September 24-25, 2019, and (ii) this Amendment No. 4 to the Amended and Restated Trust Instrument of Master Trust is made in accordance with the provisions of the Amended and Restated Trust Instrument and became effective on the 19th day of December, 2019. This certificate is executed as of December 19, 2019.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller

Keith A. Weller

Vice President and Secretary

Master Trust

Subscribed and sworn before me this 19th day of December, 2019:

/s/ Michael J. Calhoun
Notary